Exhibit 99.1

Company Contact:
Danette R.M. Meyer, Ph.D. (Dmeyer@atrixlabs.com)
Director of Investor Relations
ATRIX LABORATORIES, INC.
(970) 482-5868
http://www.atrixlabs.com

ATRIX LABORATORIES REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS

     Highlights:

•	Atrix recorded 11 cent per share for quarter

•	Second consecutive quarter of profitability

•	Growth in Eligard® sales and royalty revenue in first quarter

Fort Collins, CO (May 06, 2004) — Atrix Laboratories, Inc. (Nasdaq NM: ATRX) today announced consolidated financial results for the quarter ended March 31, 2004.

For the quarter ended March 31, 2004, the net income applicable to common stock was $2.4 million, or $0.11 income per fully diluted share, compared to a net loss applicable to common stock of $3.0 million, or $0.15 loss per fully diluted share, for the first quarter of 2003.

Total revenue increased 61 percent to $15.2 million in the first quarter 2004 compared to $9.5 million for the quarter ended March 31, 2003. The revenue increase was due primarily to $7.0 million in sales and royalty revenue earned from the continued growth of the Eligard® (leuprolide acetate for injectable suspension) prostate cancer products in the U.S. market. This represents a 45 percent increase in Eligard sales and royalty revenue compared to the fourth quarter of 2003. Contract R&D revenue remained high as the company works to finalize the pivotal Atrisone™ (5% dapsone) Phase III efficacy studies for acne, a portion of which is funded by Fujisawa Healthcare Inc. The company expects to submit a New Drug Application to the U.S. Food and Drug Administration (FDA) in the third quarter of 2004.

Cost of sales was $3.2 million in the first quarter 2004, an increase of 121 percent compared to $1.4 million in the first quarter 2003. This increase was due to several factors including extra shipments to U.S., European and Australian marketing partners.

“We are pleased to have recorded our second consecutive profitable quarter,” said David R. Bethune, chairman and chief executive officer at Atrix. “Eligard’s growth in the U.S. combined with new sales and royalty revenue from recent launches in Australia and a launch in one Canadian province, have contributed to excellent overall growth. In the second quarter, we anticipate additional launches in Canada. Additionally, we recently announced the launch of Eligard in Germany.”

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Bethune continued, “We continue to add value in the dermatology division with a recent approval for a generic version of Benzamycin®, and tentative approval for fluticasone, a generic to Cutivate® cream. Sales of both products will begin this quarter.”

Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With unique patented sustained release and topical technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products. Additional information is available on the Atrix Laboratories, Inc. website at http://www.atrixlabs.com.

Atrix management will host a conference call on May 6, 2004 at 11:00 a.m. EDT to discuss the results of operations for the quarter ended March 31, 2004. The conference call will be available by telephone at 800-905-0392 with the ID: ATRIX. A link for the live webcast of the conference will be available on Atrix’s homepage at www.atrixlabs.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995:

Statements made in this press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements about the following topics: the anticipated NDA submission for Atrisone in the third quarter of 2004, the anticipated additional launches of Eligard in Canada, the tentative approval for fluticasone, a generic to Cutivate® cream, and sales of fluticasone and a generic version of Benzamycin®. The company is subject to certain risk factors that may cause actual results to differ materially from anticipated results. Those risks include, but are not limited to the following: risks associated with product demand, pricing, market acceptance of its current and proposed products, changing economic conditions, risks in product and technology development, the risk that the FDA may not approve the NDAs for Eligard 45-mg or Atrisone, and competition from other products and treatments. For additional information about risk factors, please see the reports filed by the company with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

Eligard® is a registered tradement of Sanofi-Synthelabo.
Benzamycin® is a registered trademark of Dermik Laboratories.
Cutivate® cream is a registered trademark of GlaxoSmithKline.

(Tables follow)

ATRIX LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(Unaudited)

	3 Months Ended	3 Months Ended
	March 31, 2004	March 31, 2003
REVENUE:
Net sales and royalties	$8,066	$3,219
Contract research and development revenue	5,025	4,310
Licensing, marketing rights and milestone revenue	2,093	1,931

Total revenue	15,184	9,460

OPERATING EXPENSE:
Cost of sales	3,163	1,428
Research and development	8,661	8,692
Administrative and marketing	2,347	2,877

Total operating expense	14,171	12,997

INCOME (LOSS) FROM OPERATIONS	1,013	(3,537)

OTHER INCOME (EXPENSE):
Equity in loss of joint venture	—	(74)
Investment income, net	648	739
Gain on sale and write-down of marketable securities, net	871	120
Gain on exchange rates, net	345	—
Other	7	1

Net other income	1,871	786

NET INCOME (LOSS)	2,884	(2,751)
Accretion of dividends and beneficial conversion feature charge on preferred stock	(465)	(244)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$2,419	$(2,995)

Net income (loss) per common share:
Basic	$0.14	$(0.14)
Diluted	$0.13	$(0.14)

Accretion of dividends and beneficial conversion feature charge on preferred stock:
Basic and diluted	(0.02)	(0.01)

Net income (loss) applicable to common stock per common share:
Basic	$0.12	$(0.15)
Diluted	$0.11	$(0.15)

Weighted average common shares outstanding:
Basic	20,746,396	19,741,591
Diluted	21,953,006	19,741,591

ATRIX LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS)
(Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and Cash Equivalents	$23,576	$19,074
Marketable Securities, at fair value	80,618	80,688
Accounts Receivable, net of allowance	9,483	10,235
Interest Receivable	866	834
Inventories, net	12,218	11,516
Prepaid Expenses and Deposits	1,539	2,488

Total Current Assets	128,300	124,835

Property, Plant & Equipment, net	21,438	21,855

Other Assets:
Goodwill	379	379
Intangible & Other Assets, net	2,801	2,789

Total Other Assets	3,180	3,168

Total Assets	$152,918	$149,858

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable—Trade	$3,783	$2,488
Accrued Expenses and Other	1,293	1,644
Deferred Revenue	10,562	9,923

Total Current Liabilities	15,638	14,055

Deferred Revenue	30,164	32,415

Shareholders’ Equity
Series A Convertible Preferred Stock	—	—
Preferred Stock	—	—
Common Stock	22	22
Additional Paid-In Capital	271,915	270,157
Treasury Stock	(13,616)	(13,616)
Accumulated Other Comprehensive Income	585	1,035
Accumulated Deficit	(151,790)	(154,210)

Total Shareholders’ Equity	107,116	103,388

Total Liabilities & Shareholders’ Equity	$152,918	$149,858